PROSPECTOR PARTNERS, LLC

PROSPECTOR PARTNERS ASSET MANAGEMENT, LLC

Code of Business Conduct and Personal Trading Procedures

Adopted July 11, 2005

Revised September 7, 2007

I.	INTRODUCTION

High ethical standards are essential for the success of the Prospector Partners, LLC and Prospector Partners Asset Management, LLC (collectively, the “Advisor”) and to maintain the confidence of clients and investors in investment funds managed by the Advisor (“clients”).  The Advisor’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients.  All personnel of the Advisor, including members, officers and employees of the Advisor must put the interests of the Advisor’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients.  All personnel of the Advisor must also comply with all federal securities laws.

Potential conflicts of interest between the interests of the Advisor’s personnel and the interests of the Advisor’s clients may arise in connection with the operation of the Advisor’s investment advisory activities, including conflicts arising in connection with the personal trading activities of the Advisor’s personnel.  In recognition of the Advisor’s fiduciary duty to its clients and the Advisor’s desire to maintain its high ethical standards, the Advisor has adopted this Code of Business Conduct and Personal Trading Procedures (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Advisor’s clients. The Code is intended to comply with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment by the Advisor.  If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code.

II.	DEFINITIONS

Access Person means (i) any partner, officer, or employee of the Advisor, or other person who provides investment advice on behalf of the Advisor and is subject to the supervision and control of the Advisor,  (ii) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic), or (ii) any natural person in a control relationship to the Advisor who obtains information concerning recommendations made to clients with regard to the purchase or sale of Reportable Securities.

1.
Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

2.
Beneficial ownership is defined in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”) and includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect “pecuniary” or financial interest in a security.  For example, an individual has an indirect pecuniary interest in any security owned by the individual’s spouse.  Beneficial ownership also includes, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, having or sharing “voting power” or “investment power” as those terms are used in Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

3.	Covered Person means any member, officer, employee or Access Person of the Advisor.

4.
Initial Public Offering means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

5.
Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

6.
Personal Account means any account in which a Covered Person has any beneficial ownership. For purposes of this Code, beneficial ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Exchange Act.

7.
Reportable Fund means (i) any registered investment company for which the Advisor serves as investment adviser and (ii) any registered investment company whose investment adviser or principal underwriter controls the Advisor, is controlled by the Advisor or is under common control with the Advisor.

8.
Reportable Security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)) and includes any derivative, commodities, options or forward contracts relating thereto, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by registered open-end funds other than Reportable Funds and exchange traded funds (“ETFs”); and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are Reportable Funds or ETFs.

9.	Security Held or to be Acquired by a client means

(1)	Any Reportable Security which, within the most recent 15 days:

(i)           Is or has been held by a client; or

(ii)           Is or has been considered by the Advisor for purchase by the client; and

(2)	Any option to purchase or sell and any security convertible into or exchangeable for, a Reportable Security described in (1)(i) or (1)(ii) above;

10.
Short Sale means the sale of securities that the seller does not own.  A Short Sale is “against the box” to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

III.	STANDARDS OF CONDUCT

It is unlawful for a Covered Person in connection with the purchase or sale, directly or indirectly, by the Covered Person of a Reportable Security Held or to be Acquired by a client to:

(a)	Employ any device, scheme or artifice to defraud the client;

(b)
Make any untrue statement of a material fact to the client or omit to state a material fact necessary in order to make the statements made to the client, in light of the circumstances under which they are made, not misleading;

(c)	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the client; or

(d)	Engage in any manipulative practice with respect to the client.

In addition, it is expected that all Covered Persons will:

(e)	Use reasonable care and exercise professional judgment in all actions affecting a client.

(f)
Maintain general knowledge of and comply with all applicable federal and state laws, rules and regulations governing the Advisor’s activities, and not knowingly participate or assist in any violation of such laws, rules or regulations.

(g)	Not engage in any conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act that reflects adversely on their honesty, trustworthiness, or professional competence.

(h)
Respect and maintain the confidentiality of clients’ information, their securities transactions and potential transactions, their portfolio strategy, or any other matters within the bounds of fiduciary duty.

(i)	Be aware of the inability to trade where there is material nonpublic information related to the value of a security.

(j)	Avoid any trading or causing any other party to trade in a security if such trading would breach a fiduciary duty or if the information was misappropriated or relates to a material corporate event.

(k)
Exercise diligence and thoroughness in securities research and in the making of investment recommendations and decisions; and maintain appropriate records as required by the Advisers Act and the Investment Company Act in respect of such recommendations and decisions.

(l)	Deal fairly and objectively with clients when disseminating investment recommendations, disseminating material changes in recommendations, and taking investment action.

(m)	Refrain from any misrepresentations or factual omissions that could affect clients’ investment decisions.
(n)	Comply on a timely basis with the reporting requirements of this Code.

IV.	APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts of all Covered Persons.

A Personal Account is an account in which a Covered Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect “pecuniary” or financial interest such as an account maintained by or for:

●	A Covered Person’s spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

●	Any immediate family members who live in the Covered Person’s household;

●
Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

●
Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control; provided, however, that the following entities are not deemed to be Personal Accounts of a Covered Person:  Prospector Partners Fund, L.P., Prospector Partners Small Cap Fund, L.P., Prospector Turtle Fund, L.P., Prospector Offshore Fund (Bermuda), Ltd., Prospector Summit Fund, L.P.,  Dowling & Partners Connecticut Fund II, LP, Dowling & Partners Connecticut Fund III, LP and Prospector Partners Connecticut Fund, L.P.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Advisor’s Compliance Officer.

V.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.
General.  It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable laws.  Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

2.
Preclearance of Transactions in Personal Account.  A Covered Person must obtain the prior written approval of the three Portfolio Managers and the Chief Financial Officer before engaging in any transaction in his or her Personal Account, including transactions in investment companies (mutual funds) managed by the Adviser or ETFs. Transactions in mutual funds that are not managed by the Adviser will not require preclearance. The Chief Financial Officer must obtain the prior written approval of the three Portfolio Managers and the Compliance Officer before engaging in any transaction in his Personal Account.  The transaction may be approved if it is concluded that the transaction would comply with the provisions of this Code and is not likely to have any adverse economic impact on clients.  A request for preclearance must be made by completing the Preclearance Form and submitting it to the appropriate individuals for approval in advance of the contemplated transaction. A Preclearance Form is attached as Attachment A.  Any approval given under this paragraph will remain in effect for 2 days.

3.
Prohibitions on Trading in Securities . A Covered Person shall not execute a personal securities transaction of any kind in a the same security to be purchased or sold for a client within seven (7) days of the transaction consummated on behalf of the client.

Separately, the Chief Compliance Officer will maintain a list of “Prohibited Securities” which includes securities that the Advisor will not allow a Covered Person to acquire at any time.

4.
Initial Public Offerings.  A Covered Person shall not acquire any direct or indirect beneficial ownership in ANY securities in any initial public offering without the prior written approval of the Managing Member.  The Chief Financial Officer will review and approve any transaction involving the Managing Member.

5.
Limited Offering and Investment Opportunities of Limited Availability.  A Covered Person shall not acquire any beneficial ownership in ANY securities in any Limited Offering (including interests in hedge funds) or investment opportunity of limited availability unless the Managing Member has given express prior written approval.  The Managing Member, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Advisor.  The Chief Financial Officer will review and approve any transaction involving the Managing Member.

6.
Service on Boards of Directors; Outside Business Activities.  A Covered Person shall not serve as a director (or similar position) on the board of any company unless the Covered Person has received written approval from the Managing Member.  Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account.  At the time a Covered Person submits the initial holdings report in accordance with Section VII.2.b of the Code, the Covered Person will submit to the Compliance Officer a description of any business activities in which the Covered Person has a significant role.  The Chief Financial Officer will review and approve any arrangement involving the Managing Member.

7.
Excessive Trading.  The Advisor believes that excessive personal trading by its Covered Persons can raise compliance and conflicts issues.  Accordingly, no Covered Person may engage in more than 20 personal securities transactions during any 30 day period without the prior written approval by the Chief Financial Officer.

8.
Management of Non-Advisor Accounts.  Covered Persons are prohibited from managing accounts for third parties who are not clients of the Advisor or serving as a trustee for third parties unless the Managing Member preclears the arrangement and finds that the arrangement would not harm any client.  The Managing Member may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.  The Chief Financial Officer will review any arrangement involving the Managing Member.

VI.	EXCEPTIONS FROM PRECLEARANCE PROVISIONS

In recognition of the deminimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements.  The restrictions and reporting obligations of the Code will continue to apply to any transaction exempted from preclearance pursuant to this Section.  Accordingly, the following transactions will be exempt only from the preclearance requirements of Section V.2:

1.	Purchases or sales that are non-volitional on the part of the Covered Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights;
2.	Purchases or sales pursuant to an Automatic Investment Plan;

3.	Transactions in securities that are not Reportable Securities; and

4.
Transactions effected in, and the holdings of, any account over which the Covered Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party).

VII.	REPORTING

Transaction Reports

a.
Duplicate Copies of Broker’s Confirmations.  All Covered Persons must direct their brokers or custodians or any persons managing the Covered Person’s account in which any Reportable Securities are held to supply the Compliance Officer with duplicate copies of securities trade confirmations (“Broker’s Confirmations”) within 30 days after the Covered Person’s transaction. The Broker’s Confirmations must have the following information:

i.
The date of the transaction, the title, the exchange ticker symbol or CUSIP number (as applicable), the interest rate and maturity date (if applicable) the number of shares and the principal amount (if applicable) of each reportable security involved.

ii.	The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);

iii.	The price of the reportable security at which the transaction was effected;

iv.	The name of the broker, dealer or bank through which the transaction was effected;

b.	With respect to any account established by the Covered Person in which any securities were held during the previous quarter for the direct or indirect benefit of the Covered Person:

i.	The name of the broker, dealer or bank through which the Covered Person established the account;

ii.	The date the account was established; and

iii.	The date that the report was submitted by the Covered Person]

c.
Quarterly Certifications.  Not later then (30) days after the end of each calendar quarter, each Covered Person is required to certify that all of its personal transactions and any new accounts opened during such quarter have been reported to the Compliance Officer in accordance with this Section VII.

Holding Reports

a.	Annual Statement of Securities Holdings. All Covered Persons shall annually as of each June 30, submit a statement to the Compliance Officer listing all of the

i.
Reportable securities in which the Covered Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable);

ii.	the names of any broker, dealer or bank with which the Covered Person maintains an account in which ANY securities are held for the Covered Person’s direct or indirect benefit; and

iii.	The date the report is submitted by the Covered Person.

The report must be dated the day the Covered Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Covered Person of the Advisor.

b.
Initial Statement of Securities Holdings.  Covered Persons shall, within 10 days of the commencement of employment with the Advisor, submit to the Compliance Officer an initial statement containing the information in the Annual Statement of Securities Holdings described above with respect to ALL securities held, which must be current as of a date no more than 45 days prior to the date the report was submitted.

Exceptions to Reporting Requirements.  An Access Person need not submit any report with respect to securities held in accounts over which the Access Person has not direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

Violations. Covered Persons must report immediately any suspected violations to the Compliance Officer.

Transactions Subject to Review. The transactions reported on the Broker’s Confirmations will be reviewed and compared against client transactions.

VIII.	RECORDKEEPING

The Compliance Officer shall maintain records in the manner and extent set forth below, and these records shall be available for examination by representatives of the Securities and Exchange Commission:

(a)	a copy of this Code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

(b)
a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(c)	a copy of all written acknowledgements of the receipt of the Code and any amendments thereto for each Covered Person who is currently, or within the past five years was a Covered Person;

(d)
a copy of each report made pursuant to this Code and brokerage confirmations and statements submitted on behalf of Covered Persons shall be preserved for a period of not less than five years from the end of the fiscal year in which the last entry was made on such record, the first two years in an easily accessible place;

(e)
a list of all Covered Persons (which includes all Access Persons) who are required, or within the past five years have been required, to make reports under the Code or who are responsible for reviewing such reports pursuant to this Code shall be maintained in an easily accessible place;

(f)
a record of any decision and supporting reasons for approving the acquisition of securities by a Covered Person shall be preserved for a period of not less than five years from the end of the fiscal year in which the approval was granted;

(g)	a record of persons responsible for reviewing reports and a copy of reports provided pursuant to Section VII; and

(h)           a record of any report furnished pursuant to Section IX below to the board of any registered investment company to which the Advisor provides advisory services shall be preserved for a period of not less than five years from the end of the fiscal year in which the last entry was made on such record, the first two years in an easily accessible place.

IX.	REPORTS TO THE BOARD(S) OF REGISTERED INVESTMENT COMPANIES

No less frequently than annually, the Advisor will furnish the Board of Directors of any registered investment company managed by the Advisor (the “Board”) with a written report that:

(a)
describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(b)	certifies that the Advisor has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

X.	OVERSIGHT OF CODE OF ETHICS

i.	General Principle. The Adviser will use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

ii.
Acknowledgment.  The Compliance Officer shall annually distribute a copy of the Code to all Covered Persons.  The Compliance Officer will also distribute promptly all amendments to the Code. All Covered Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment attached as Attachment B or such other form as may be approved by the Compliance Officer.

iii.
New Accounts.  Each Covered Person must notify the Compliance Officer promptly if the Covered Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian (“New Accounts”).

Review of Transactions.  Each Covered Person’s transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for the clients and against the list of Prohibited Securities.  Any Covered Person transactions that are believed to be a violation of this Code will be reported promptly to the management of the Advisor.  The Compliance Officer will review the Chief Financial Officer’s transactions and preclearance requests.

Reports to the Board.  The Advisor shall report to the Board of each registered investment company managed by the Advisor, any violation of the Code by a Covered Person, and such Covered Person may be called upon to explain the circumstances surrounding his or her non-clerical violation for evaluation by a Board.

Sanctions.  Advisor’s management, with advice of legal counsel, at their discretion, shall consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law.  These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

Authority to Exempt Transactions.  The Managing Member, or his designee, has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code if the Managing Member, or his designee, determines that such exemption would not be against any interests of a client.  The Managing Member, or his designee with the assistance of the Compliance Officer, shall prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

ADV Disclosure. The Compliance Officer shall ensure that the Advisor’s Form ADV (i) describes the Code on Schedule F of Part II and (ii) offers to provide a copy of the

Code to any client or prospective client upon request.

XI.	CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code shall be treated as confidential to the extent permitted by law.

Attachment A

PROSPECTOR PARTNERS, LLC

Preclearance Form

To:                  The Chief Financial Officer

From:              [Covered Person]

Subject:           Authorization for Securities Transaction(s)

This memorandum requests authorization to execute the securities transaction(s) listed below.

Trans. #	Proposed Transaction Date	Transaction Type	Title of Security	No.Shs./Par
1.
2.
3.
4.
5.

Additional information concerning the securities transaction(s):

If approved, I understand that the authorization is valid for only 2 days from the date/time of approval, subject to any exception described below:

Covered Person: _______________________	Approved By: _________________________ Approved By: _________________________ Approved By: _________________________
Date of Request: _______________________	Date/Time of Approval: _________________

NOTE:  Approval required by the Managing Member, a Portfolio Manager and the Chief Financial Officer.  If the Managing Member is inaccessible, then two Portfolio Managers must approve along with the Chief Financial Officer.

ATTACHMENT B

PROSPECTOR PARTNERS, LLC

INITIAL AND ANNUAL HOLDINGS REPORT, EMPLOYEE QUESTIONNAIRE & ACKNOWLEDGEMENT

Identification of Personal Accounts:

1.	Identify household members:

(Spouse, children, immediate family members who live in your household, and other persons to whom you provide primary financial support)

2.	List all brokers, dealers or banks with which you or your immediate family members and others residing in your household have a direct or indirect beneficial ownership and maintain accounts:

FIRM	ADDRESS	ACCOUNT NUMBER

3.	Do you own any interests in any reportable securities not included on your brokerage statements, e.g., private placements, limited partnerships, etc. (non-custodial securities)?

YES  ___   NO  ___

If YES, List:

4.	Do you have any ownership interest (a minimum of 5% interest) in other entities (public or non-public) not included on brokerage statements?

YES  ___   NO  ___

If YES, List:

Identification of Potential Conflicts of Interest:

5.	Do you have any outside employment or business activity?

YES  ___   NO  ___

If YES, Describe:

6.	Do you serve as a Director, Officer, Trustee, Member, Partner, or in any other capacity, for any other entity? (Reference: Section V.6 of the Code of Business Conduct)[1]

YES  ___   NO  ___

If YES, Describe:

[1] The Code of Business Conduct is included as Appendix H to the Compliance Manual of the Advisor.

7.
[Have you received any gifts from, or made any gifts to, clients or anyone doing business with the firm other than gifts in the ordinary course of business?       (Reference:  Gifts and Business Entertainment Policy)

YES  ___   NO  ___

If YES, Describe:                                                                                                                             ]

8.	Are you related to anyone employed by a Broker/Dealer that Prospector Partners, LLC or Prospector Partners Asset Management, LLC does business with?

YES  ___   NO  ___

If YES, Describe:

Reporting of Personal Securities Transactions and Holdings:

9.
As of each June 30, provide a listing of current holdings of reportable securities (including the title and type of security and, if applicable, the exchange ticker symbol or CUSIP Number, number of shares, principal amount of each security, the name of the bank, broker or dealer with which you maintain the securities and the date of the report (account holding statements may be attached)) in which you or any person who is a household member or immediate family member have a direct or indirect beneficial ownership (the list of securities provided must be current as of a date no more than 45 days prior to the date on which the list of securities is submitted), (ii) Please provide the information described above for ALL securities in which you or any person who is a household member or immediate family member have a direct or indirect beneficial ownership, no later than 10 days after the date on which the undersigned became an employee.

YES  ___   NO  ___ N/A  ___

For existing employees,

10.
Have you reviewed, understand, and agree to comply with the reporting requirements relating to personal securities transactions mandated by the SEC and described in Section VII. of the Code of Business Conduct

YES  ___   NO  ___ N/A  ___

Acknowledgement:

11.        I hereby acknowledge receipt of the Code of Business Conduct and Personal Trading Procedures of Prospector Partners LLC (the “Code”) and the Policies and Procedures to Prevent Insider Trading of Prospector Partners, LLC (the “Insider Trading Policies”).  I certify that I have read and understand the Code and the Insider Trading Policies and agree to abide by them.  I hereby represent that all my personal securities transactions will be effected in compliance with the Code and the Insider Trading Policies.

Date: ____________________________	_____________________________________ (Signature)

_____________________________________ (Print Name)

ATTACHMENT C

Quarterly Certification

I hereby certify that all Broker’s Confirmations have been sent to Prospector Partners, LLC (the “Advisor”) with respect to all securities trades by me in my Personal Accounts during the previous quarter and I have not opened any new accounts in which any securities are held with a broker or custodian or moved such an existing account to a different broker or custodian during the previous quarter without having previously notified the Advisor.  I have provided the information for the previous quarter as required by Section VII of The Code of Business Conduct and Personal Trading Procedures for Prospector Partners, LLC.

Date: ____________________________	_____________________________________ (Signature)

_____________________________________ (Print Name)

Gifts and Business Entertainment Policy.

In order to address conflicts of interest that may arise when any member, officer or employee of the Advisor (a “Covered Person”) accepts [or gives] a gift, favor, special accommodation, or other items of value, the Advisor places restrictions on gifts and certain types of business entertainment.  Set forth below is the Advisor’s policy relating to gifts and business entertainment:

Gifts

●
General - No Covered Person may [give or] receive any gift, service, or other item of more than de minimis value, which for the purpose of this Policy is $300, [to or] from any person or entity that does business with or potentially could conduct business with or on behalf of the Advisor.  [No Covered Person may give or offer any gift of more than de minimis value to existing investors, prospective investors, or any entity that does business with or potentially could conduct business with or on behalf of the Advisor without the prior written approval of the Compliance Officer.]

●
Solicited Gifts - No Covered Person may use his or her position with the Advisor to obtain anything of value from a client, supplier, person to whom the Covered Person refers business, or any other entity with which the Advisor does business.

●
Cash Gifts - No Covered Person may [give or] accept cash gifts or cash equivalents [to or] from an investor, prospective investor, or any entity that does business with or potentially could conduct business with or on behalf of the Advisor.

Business Entertainment

●
General – Covered Persons may [provide or] accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

●
Extravagant Entertainment - No Covered Person may [provide or] accept extravagant or excessive entertainment [to or] from an investor, prospective investor, or any person or entity that does or potentially could do business with or on behalf of the Advisor.

Reporting/Recordkeeping

●
Gifts -  Each Covered Person must report any gifts in excess of de minimis value received in connection with the Covered Person’s employment to the Compliance Officer.  The Compliance Officer may require that any such gift be returned to the provider or that an expense be repaid by the Covered Person.

●
Business Entertainment – Each Covered Person must report any event likely to be viewed as so frequent or of such high value as to raise a question of impropriety.  Any such event must be approved by the Compliance Officer.

●
[Quarterly Transaction Reports – Each Covered Person must include any previously unreported or prospective gift or business entertainment event in excess of the de minimis value on its Quarterly Transaction Statement, which is attached to the Code of Ethics as Attachment C.]

●	Recordkeeping - The Compliance Officer will maintain records of any gifts and/or business entertainment events so reported.]

SK 02081 0009 795257 v4